Exhibit 10.12

Form of Cooperative Investment Agreement for Exhibition Activities

This Cooperative Investment Agreement (hereinafter referred to as the “Agreement) is signed on February 14, 2025 by and between the following parties:

CR Entertainment and Production Limited, whose registered office is at FLAT/RM B 12F Hang Seng Causeway Bay BLDG 28 Yee Wo Street Causeway Bay HK (hereinafter referred to as the “Organizer”);

and

CTRL Solutions Limited, whose registered office is at UNIT F12/F Kaiser Estate Phase 1, 41 Man Yue Street Hung Hom, Hong Kong (hereinafter referred to as the “Co-Organizer”).

(The two parties shall be collectively referred to as the “Parties” and each shall be referred to as a “Party”).

to organise fee-charging amusement activities in Hong Kong subject to and in accordance with the terms and conditions set out below, the parties hereby agree as follows:

1.	Definition and Interpretation

1.1	In this Agreement, the following terms have the meanings given to them below:

“ Event “ means	the exhibition invested by both Parties in accordance with the terms and conditions of this Agreement and held at the Event Venue during the Event Period, tentatively named “Cardcaptor Sakura Animation Exhibition - Hong Kong”.

“ Event Period”	July 4, 2025 to August 31, 2025 (no less than 52 days, subject to actual operation)

“ Total Fixed Costs” means	the total fixed costs incurred by the Organiser in organising the Event in accordance with the financial budget (including but not limited to copyright licensing, personnel expenses, advertising and promotion expenses, venue rental fees, security, insurance costs and all additional costs (if any) confirmed and agreed upon by both parties pursuant to Clause 3.2 below) .

“Total Floating Costs”	means the total floating costs incurred by the Organizer in organizing the Event in accordance with the Financial Budget (including but not limited to taxes, venue commission and all additional floating costs (if any ) confirmed and agreed by both parties in accordance with Clause 3.2 below ).

“Total costs”	refers to the sum of total fixed costs and total variable costs.

“ Profit and loss distribution ratio”	means 50% for the organizer and 50% for the co-organizer.

“ Agreement Period”	means the validity period of this Agreement, which shall commence on the date of signing of this Agreement and end 180 days after the expiration of the Activity Period, unless terminated earlier in accordance with the provisions of this Agreement.

“ Event Venue”	means B2, Chong Hing Plaza, Hong Kong

2.	Warranties and Representations

2.1	Each party hereby warrants and represents to the other party as follows:

( i )	perform their respective duties under this Agreement in a timely and professional manner;

(ii)	during the term of this Agreement and at any time thereafter, it will not disclose to any person (except to its own employees or contractors on a “need to know” basis) any trade secrets or confidential information relating to any sale, transaction, affairs, business or finance of the other party obtained from the other party in the course of this Agreement without the other party’s prior written consent;

(iii)	At no time during the Agreement Period will you make or take any public statement or action that would damage the image of the Event.

3.	Implementation and financial arrangements of the event

3.1	The Organiser will hold the Event at the Event Venue during the Event Period. Subject to the Organiser executing all matters relating to the Event in accordance with the financial budget, the Co-organisers agree that the Organiser will have the right to make decisions and control all arrangements related to the Event. The Organiser undertakes to prepare and execute the Event in the interests of the Co-organizers.

3.2	Any arrangements for overspending exceeding the amounts set out in the financial budget must be negotiated and confirmed in writing by both parties before they can proceed. Both parties will then pay all excess expenses in accordance with their respective proportions of profit and loss.

3.3	The parties agree to allocate the total costs and expenses in accordance with the profit and loss sharing ratio. The investment amount shall be settled in Hong Kong dollars. The Co - organizer shall pay 50 % of the total fixed costs and expenses of the investment activity of HKD____ (hereinafter referred to as the “Co-organizer’s Investment”) in the following manner:

i.	On or before February 28, 2025, pay the organizer the full investment amount.

ii.	If the investor fails to pay the full amount of investment on time, the organizer has the right to cancel this agreement

The co-organizer must remit the co-organizer’s investment into the bank account designated by the organizer.

Bank:	The Hongkong and Shanghai Banking Corporation Ltd
Account Name:	CR Entertainment and Production Limited
Account Number:
Bank Swift Code:

3.4	The Organiser must deliver a final financial report to the Co-organiser within 150 days of the last day of the Event, detailing the total costs and revenues incurred in connection with the Event. Within 30 days of the Co-organizer’s written confirmation, the parties will allocate all profits and losses arising from the Event as follows:

i.	If the event is profitable, the organizer must refund the total investment paid by the co-organizer (i.e. the co-organizer’s investment) and distribute the profits to the co-organizer according to the co-organizer’s profit and loss distribution ratio (50%); and

ii.	If the event incurs a loss, if 50 % of the loss exceeds the co-organizer’s investment, the co-organizer must pay the organizer the difference; conversely, if 50% of the loss is less than the co-organizer’s investment, the organizer must pay the co-organizer the difference.

3.5	The Co-organiser acknowledges that the Organiser makes no representation or warranty as to the profit and/or other performance of the Event, but requires the Organiser to prepare and deliver the final financial report truthfully.

4.	Product and Rights

4.1	Unless the Organiser has obtained the Organiser’s prior written consent, the Co-organiser shall not produce any audio recording, video recording (including photography) or live recording of any event at the Event Venue at any time during the Event in any format now known or hereafter invented.

4.2	Unless the Organiser has obtained the prior written consent, the Co-organiser shall not sell or give away any peripheral products, whether currently known or later designed and produced, individually.

5.	Force Majeure

5.1	If at any time during the Agreement Period the performance of the Organiser’s obligations under this Agreement is delayed or impeded by any act of God, fire, earthquake, flood, explosion, strike, labour unrest, civil commotion affecting the Event, or by any act of the Government or its agencies or officials, any order, regulation, decree affecting the Event, or any action of any trade union or artist’s or employee association, or by any other cause other than the Artist’s inability to perform due to health reasons and/or accident and/or serious illness or death of the Artist’s family, the Organiser may be excused from such performance.

5.2	If the Event cannot be held as scheduled due to force majeure as described above, the parties shall actively negotiate to postpone the Event to a later date within three months of the original date (or such other date as may be mutually agreed upon). If the parties fail to agree on a make-up date within such period, the Event will be cancelled. Thereafter, neither party shall be obligated to fulfill its respective obligations under this Agreement, and neither party shall make any claim against the other for any damages or losses. However, in such event, the Organizer shall submit a final financial report to the Co-organizer within 150 days of the termination of this Agreement, detailing the total costs and expenses incurred in connection with the Event and the total revenue (if any) related to the Event as of the termination date of this Agreement. The Organizer and the Co-organizer shall complete and settle the allocation of total costs and expenses and profits and losses within 30 days of the date of the financial report, in accordance with their respective proportions of profit and loss.

6.	Termination

6.1	Either party may terminate this Agreement in the following circumstances:

(i)	If the other party materially breaches this Agreement and fails to remedy the remediable breach within 7 days after the non-breaching party issues a written notice requiring remediation, the Agreement may be terminated immediately;

(ii)	immediately terminate if the other party commences proceedings for dissolution or winding up, whether voluntary or involuntary (other than for the purpose of corporate reconstruction or amalgamation), or makes any arrangement for the benefit of its creditors or a receiver is appointed over any of its assets.

If this Agreement is terminated due to any of the above reasons, the breaching party shall bear the legal consequences of its breach, and the complying party shall have the right to recover the actual losses caused thereby from the breaching party (including but not limited to damages, litigation and attorney fees); the organizer shall also submit a final financial report to the co-organizer within 150 days after the above termination , detailing the total cost and expenses incurred for the event and the total income related to the event (if any) as of the termination date of this Agreement. The breaching party shall be responsible for all expenses incurred and pay the complying party within 30 days after the date of the financial report.

7.	Indemnity

7.1	Each party to this Agreement shall indemnify and hold harmless the other party from and against all expenses, claims and demands incurred by the other party in connection with any liability, whether in contract, tort or otherwise (including any liability for negligence) arising out of or in connection with this Agreement. Regardless of whether the claimant is the Organiser or the Co-organiser, the total amount payable by the claimant to the Organiser shall be capped at the total amount paid by the Co-organiser to the Organiser on the date of the relevant claim.

7.2	( i )	The Organizer and Co-organizers acknowledge and agree that they must purchase a public liability insurance policy (commonly known as third party liability insurance) specifically for the event in accordance with the basic requirements of the performance venue.

(ii)	The organizer and co-organizer acknowledge and agree that they are required to purchase personal accident insurance specifically for the event for their personnel. The coverage must be reasonably tailored to the specific circumstances.

(iii)	The content of the coverage may be reasonably determined through consensus after negotiation. The insurance costs of the above clauses 7.2 ( i ), (ii) and (iii) shall be deducted from the financial budget and included in the total fixed costs.

(iv)	If an accident unfortunately occurs and a claim is filed, the organizer must notify the insurance company within a reasonable time and have the cause of the accident confirmed by a recognized third party. If the claim is within the coverage of the purchased insurance, the organizer will request to exercise the insurance policy to process the claim.

(v)	If the amount of compensation required exceeds the policy compensation amount, and after judicial judgment, the organizer and co- organizer are required to fulfill their responsibilities, the organizer will bear the excess compensation balance according to the proportion of their shares.

preparation of the final financial report and distribution of profits and losses as scheduled in accordance with Clause 3.4 above.

8.	Other matters

8.1	Each party shall pay and/or withhold any and all income taxes and other taxes levied by any governmental authority under any laws or regulations on any income derived from or in connection with this Agreement.

8.2	Neither party may withdraw from investment or hosting activities without reason (unless otherwise provided in this Agreement) , otherwise it shall compensate the other party for all losses suffered thereby and bear relevant liabilities.

9.	Transfer

The Co-organizer shall not assign this Agreement in whole or in part to any third party without the prior written consent of the Organizer.

10.	Notice

Any notice to be given by either party to the other under this Agreement must be in writing and delivered to the relevant party by hand, registered or certified mail, or by fax at the address specified in this Agreement or such other address as the relevant party may specify from time to time in written notice to the other party. Any notice given to the relevant party as aforesaid shall be deemed to have been served upon: (a) if sent by post, 3 days after the date of posting; (b) if delivered by hand, upon actual delivery at the relevant address; and (c) if sent or made by fax, upon receipt of a printed copy of the acknowledgment of forwarding report.

11.	No Exemption

11.1	No failure or delay by a party to exercise any right, power or privilege shall operate as a waiver of such right, power or privilege; and similarly, no single or partial exercise by a party of any right, power or privilege shall preclude such party from exercising any additional or subsequent right, power or privilege.

11.2	Waiver by either party of any provision of this Agreement in any event shall not be deemed a waiver of such provision in the future or a waiver of liability for any subsequent breach of such provision. If any provision of this Agreement is held invalid by any court of competent jurisdiction for any reason, the invalidity of such provision shall not affect the validity of the remaining provisions of this Agreement, and all provisions not affected by the invalidity shall continue in effect.

12.	Choice of Law and Jurisdiction

This Agreement shall be interpreted and construed in accordance with the laws of Hong Kong and the parties hereto agree to submit to the non-exclusive jurisdiction of the Hong Kong courts.

13.	Entire Agreement

This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof. No modification, amendment, waiver, termination or rescission of this Agreement shall be binding upon the parties unless in writing and signed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date stated above.

by	CR Entertainment and Production Limited	)
Representative	Candy Wong
sign		)

Depend on	CTRL Solutions Limited
Representative	Holly Mok
sign		)